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                                                                  EXHIBIT 10.170

June 20, 2000

Mr. Kevin Mulvihill
Wilshire Technologies, Inc.
President & Chief Executive Officer
5861 Edison Place
Carlsbad, CA 92008

Via Fax to:

1-760-929-0683

Dear Kevin:

We are pleased to send you this letter of intent which documents our current understanding, with regard to the glove venture. We look forward to continuing our discussions toward definitive license and supply agreements (the "Agreements"). If your understanding is consistent with mine, I would appreciate you returning a signed copy of this letter by fax. (302-892-0788). We understand that the Agreements will bind Wilshire and its affiliates and that Wilshire Mexico will be the entity purchasing our polyurethane product.

1. DuPont will complete development of the initial polyurethane material ("Material") to be utilized in the manufacture of gloves for sale into the following sub-markets of the clean room non-medical market: (a) semiconductor, (b) aerospace, (c) diskdrive, (d) flat panel display, (e) medical electronics, (f) pharmaceutical, and (g) other microelectronic applications as we shall agree in the definitive Agreements. The foregoing sub-markets shall be the Wilshire Markets in the Territory identified below. We expect that an acceptable Material will have been tested and accepted by the time Agreements have been signed. If a Material is not accepted by 90 days after the signing of the Agreements, the Agreements will terminate with no liability to either party due to an acceptable Material not having been developed or accepted.

2. While the primary thrust of our relationship will involve the Wilshire Markets, DuPont will negotiate in good faith with Wilshire for the inclusion of additional sub-markets within the Wilshire Markets.

3. Wilshire Mexico shall purchase all of its polyurethane requirements for the manufacture of gloves for the Wilshire Markets ("Product") from DuPont during the term of the Agreement and shall not manufacture gloves for sale in the Wilshire Markets in the Territory from any other polyurethane material. The price for the Material shall be $5.00 per pound until quarterly sales exceed six million pairs of gloves. Then the price shall be $5.50 per pound

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Mr. Kevin Mulvihill                   - 2 -                          May 1, 2000


    until quarterly sales exceed 12 million pairs of gloves. At that time, the price will increase to $6.00 per pound effective at the beginning of the next quarter. All Material shall be invoiced FOB Waynesboro, Virginia and shall be paid by Wilshire Mexico in U.S. dollars.

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Mr. Kevin Mulvihill                   - 3 -                          May 1, 2000


4. We will jointly focus on achieving cost reductions in the glove manufacturing process and assuming economies of scale result in cost benefits for Wilshire, we will share the savings in a manner to be defined in the Agreements.

5. Wilshire shall pay to DuPont a royalty on its gross revenues from sales of Product equal to 7% of such sales beginning with the first sale and continuing through the end of calendar year 2001. Beginning on January 1, 2002, the royalty shall be 15% of gross revenues from sales of Product. For any sales at a price greater than $1.00 to the end-user, Wilshire shall pay to DuPont an additional royalty equal to 40% of the excess. We understand that Wilshire intends to sell through distributors as well as directly to end users. We shall define in the Agreements an acceptable method of accurately tracking and auditing sales and royalties. This method may require the cooperation of Wilshire's distributors. Royalty for all sales beginning with the first sale through calendar year 2001 will be paid in one lump sum on or before December 20, 2001. All royalties shall be paid by Wilshire Mexico in U.S. dollars.

6. Wilshire's sales Territory shall be North America, Asia and Japan. DuPont will grant to Wilshire the exclusive right to the Material for the manufacture of gloves to be sold in the Territory for two years. The exclusive right will begin on the first day of the next full calendar quarter following the first sale in the Territory. The exclusive right in North America and Asia will be extended on a separate region by separate region and a year by year basis if annual targets, for the respective regions, which will be included in the Agreements, are met. The parties will identify in the Agreements annual targets, which will be included in the Agreements, which Wilshire must meet in order to continue to sell in the separate regions of the Territory.

7. Within 60 days after the execution of the Agreement, but no earlier than the date on which the Parties agree on an acceptable Material, Wilshire will hire two marketing employees whose sole focus will be on the end use marketing of gloves with the emphasis on establishing a higher price point for the new glove. These employees will take direction from Wilshire. DuPont will pay to Wilshire the lower of either $25,000 or 50% of the total salary plus benefits of each of the two employees for each of the first two years of employment.

8. DuPont will have access to Wilshire's production facilities and to glove samples in order to assist in developing, in its sole discretion, value-in-use marketing materials and strategies but Wilshire shall be solely responsible for the success or failure of all decisions made with regard to use of such materials and strategies, if any. DuPont will provide Wilshire a non-exclusive trademark license authorizing use of DuPont's logo on gloves made with Product. Marketing materials will display the logos of both companies and will be subject to DuPont approval. DuPont will provide ongoing lab, R&D, engineering and marketing support as we shall define in the Agreements.

9. If Wilshire has satisfied the targets necessary to maintain an exclusive region in the sales Territory, DuPont will also grant to Wilshire a right of first refusal for an exclusive right to sell in such exclusive region any improved polyurethane product developed by DuPont for use in the manufacture of gloves for sale in the exclusive Wilshire Markets for so long as Wilshire maintains the exclusivity.

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Mr. Kevin Mulvihill                   - 4 -                          May 1, 2000


10. The Agreements shall not be assignable, including but not limited to a purchaser of either of the parties' businesses.

11. Wilshire shall issue stock options to DuPont in a separate agreement.

12. Each of us shall bear our own costs in connection with this deal and the negotiation of any Agreements.

13. This letter shall have a term of 30 days from the date of execution. It is our present intent to extend this letter if we make satisfactory progress with the negotiation of the Agreements during the initial 30 day period, but neither party shall be obligated to agree to any such extension.

14. The parties each agree that they will not make any public announcement or disclosure of this letter or the anticipated deal, other than as may be required in the reasonable opinion of its counsel by law or stock exchange requirements, without the prior written agreement of the parties. During the period following the initial public disclosure and through the execution of a Definitive Agreement, the parties agree to notify each other in advance of any press releases or public announcements concerning the anticipated deal.

    Other than paragraphs 12 and 14 this letter does not constitute and shall not give rise to any legally binding obligations on the part of either Wilshire or DuPont. Except as may be provided in the Agreements that the parties may subsequently execute, no course of conduct, action or failure to act relating to the anticipated deal shall serve as the basis for any legal liability on the part of the parties. The parties agree that any verbal or oral promises, statements, or other agreements shall not be binding unless reduced to writing and signed by both parties.

                                                   Very truly yours,

                                                   /s/Steven R. McCracken

                                                   Steven R. McCracken
                                                   President - DuPont Lycra(R)


ACCEPTED:

Wilshire Technologies, Inc.

BY:     /s/Kevin Mulvihill                  Date:   6/26/00
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Title:     President & CEO
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